Exhibit 99.1

Tenon Medical Announces Warrant Inducement for Aggregate Gross Proceeds of Approximately $2,872,338

LOS GATOS, CA / ACCESS Newswire / September 11, 2026 / Tenon Medical, Inc. (NASDAQ:TNON) (“Tenon” or the “Company”), a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders announced today it has entered into warrant exercise agreements with an institutional investor to exercise outstanding warrants to purchase an aggregate of 572,179 of the Company’s shares of common stock (the “Existing Warrants”). In consideration for the immediate exercise in full of the Existing Warrants for gross cash proceeds of $2,872,338.58, the exercising holders will receive in a private placement new unregistered warrants (the “New Warrants”) to purchase up to an aggregate of 858,269 shares of common stock (equal to 150% of the shares of common stock issued in connection with the exercise of the Existing Warrants) with an exercise price of $5.02 per share. The New Warrants are immediately exercisable on the date of issuance and will expire five years from the date of issuance.

The closing of the offering is expected to occur on or about September 14, 2026, subject to the satisfaction of customary closing conditions. The gross proceeds from the warrant inducement are expected to be $2,872,338.58, excluding any proceeds that may be received upon the exercise of the New Warrants and before deducting financial advisor fees and other expenses payable by the Company.

WallachBeth Capital is acting as financial advisor for the warrant inducement transaction.

The New Warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) and, along with the shares of common stock issuable upon their exercise, have not been registered under the Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the New Warrants (the “Resale Registration Statement”).

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Tenon Medical, Inc.

Tenon Medical, Inc., a medical device company dedicated to transforming care for patients with certain sacro-pelvic disorders. Tenon was incorporated in the State of Delaware in 2012 and currently offers two systems to treat a diseased sacroiliac joint (the “SI Joint”). The Company has developed The Catamaran™ SI Joint Fusion System that offers a novel, less invasive approach to the SI Joint using a single, robust titanium implant. In August 2025, the Company acquired substantially all of the assets of SiVantage, Inc. and SIMPL Medical, LLC, including the SImmetry+® SI Joint Fusion System, which treats disorders of the SI Joint through a minimally invasive lateral access solution that incorporates well-established orthopedic fusion principles. Since the national launch of The Catamaran System in October 2022, Tenon is focused on three commercial opportunities: 1) primary SI Joint procedures, 2) revision procedures of failed SI Joint implants and 3) SI-Joint fusion adjunct to a spine fusion construct.

For more information, please visit www.tenonmed.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

The Tenon Medical logo shown above, and Catamaran®, PiSIF®, CAT PiSIF®, ETAD®, Posterior Inferior Sacroiliac Fusion®, CAT SIJ Fusion System®, Catamaran SIJ Fusion System®, Catamaran Inferior Posterior Fusion System®, Catamaran Transfixation Fusion System®, Catamaran Transfixation Fusion Device®, SImmetry® are registered trademarks of Tenon Medical, Inc. MAINSAILTM, and SImmetry+™ are also trademarks of Tenon Medical, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements,” which are statements related to events, results, activities or developments that Tenon expects, believes or anticipates will or may occur in the future. Forward-looking often contains words such as “intends,” “estimates,” “anticipates,” “hopes,” “projects,” “plans,” “expects,” “seek,” “believes,” “see,” “should,” “will,” “would,” “target,” and similar expressions and the negative versions thereof. These forward-looking statements, include, but are not limited to, statements regarding the completion of the Offering, the satisfaction of customary closing conditions related to the Offering and the anticipated use of proceeds therefrom. Such statements are based on Tenon’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances, and speak only as of the date made. Forward-looking statements are inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors. For details on the uncertainties that may cause Tenon’s actual results to be materially different than those expressed in any forward-looking statements, please review Tenon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and updated from time to time in our Form 10-Q filings and in our other public filings on file with the SEC at www.sec.gov statements contain, particularly the information contained in the section entitled “Risk Factors.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise unless required by law.